Item 77H - Deutsche Global High Income Fund
(a series of Deutsche Income
Trust)
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of January 2, 2015.
As of January 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Global High
Income Fund
STATE STREET
BANK & TRUST
CO
FBO ADP ACCESS
BOSTON MA
02111-2901
26.14%

As of January 4, 2016:
No investor beneficially owned 25% or more of Deutsche Global High Income Fund as of January
4, 2016.